Exhibit 10.1

MILLIPORE CORPORATION 2008 STOCK INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

This Restricted Stock Unit Agreement (this “Award Agreement”) is between Millipore Corporation, a corporation organized under the laws of the Commonwealth of Massachusetts (the “Corporation”), and Martin D. Madaus (the “Employee”). Initially capitalized terms not defined herein shall have the meaning given to such terms in the Millipore Corporation 2008 Stock Incentive Plan, as may be amended from time to time (the “Plan”).

The Corporation has awarded the Employee, effective on December 15, 2009 (the “Grant Date”), 69,920 Restricted Stock Units under the terms of the Plan (this “Award”), subject to the terms set forth below.

The Corporation and the Employee agree that the following terms and conditions shall govern this Award:

1.	Application of Plan Terms; Nature of Award. This Award shall be subject to all the terms of the Plan, and the Employee agrees to be bound by such terms and by the terms of this Award Agreement. The Restricted Stock Units covered by this Award, subject to adjustment as provided in Sections 11 and 15 of the Plan, represent the conditional right of the Employee to receive Shares in accordance with Section 3 and Section 4 below that are settled in accordance with Section 6 below.

2.	Definitions. For purposes of this Award Agreement, the following terms shall have the meanings set forth below:

“Cause” shall have the meaning set forth in Exhibit A to the Executive Termination Agreement, and shall be determined under the terms and provisions of the Executive Termination Agreement.

“Change of Control” shall have the meaning set forth in Exhibit A to the Executive Termination Agreement.

“Committee” means the Management Development and Compensation Committee of the Board of Directors of the Corporation.

“Disability” shall have the meaning set forth in the Executive Termination Agreement.

“Executive Termination Agreement” shall mean that certain Executive Termination Agreement entered into by the Employee and the Corporation on August 8, 2007, as may be amended from time to time.

“Officer Severance Agreement” shall mean that certain Officer Severance Agreement entered into by the Employee and the Corporation on August 8, 2007, as may be amended from time to time.

“Plan” means the Millipore Corporation 2008 Stock Incentive Plan, as may be amended from time to time.

“Scheduled Vesting Date” shall have the meaning set forth in Section 3 below.

3.	Scheduled Vesting Date. The Restricted Stock Units shall fully vest on December 14, 2014 (the “Scheduled Vesting Date”), provided that the Employee is then employed by the Corporation.

4.	Accelerated Vesting and Forfeiture.

(a)	Generally. Except as provided in either Section 4(b), Section 4(c) or Section 4(d) below, all Restricted Stock Units shall be forfeited if the Employee’s employment with the Corporation terminates for any reason before the Scheduled Vesting Date.

(b)	Qualifying Employment Termination Prior to a Change of Control. If the Employee’s employment with the Corporation is terminated prior to both the Scheduled Vesting Date and a Change of Control either (i) by the Corporation in a manner that triggers benefits to the Employee under Article III of the Officer Severance Agreement or (ii) as a result of Employee’s death or Disability, then this Award shall immediately vest on a pro-rata basis, and the number of vested Restricted Stock Units shall equal 69,920 multiplied by a fraction, (i) the numerator which shall equal the number of fully completed months of service the Employee has provided to the Corporation since the Grant Date (counting December 2009 as a fully completed month of service) through the date of the Employee’s employment termination, and (ii) the denominator which shall equal sixty (60), with the product rounded up to the nearest whole Share. Any Restricted Stock Units that remain unvested after application of this Section 4(b) shall be immediately forfeited.

(c)	Change of Control with New CEO. If, immediately before the effective date of a Change of Control, the Employee is employed by the Corporation but is not provided the opportunity to serve as the Chief Executive Officer of the Corporation or its successor (“CEO”) following the Change of Control, then the Employee’s Restricted Stock Units under this Award shall become immediately and fully vested upon the effective date of the Change of Control. Notwithstanding anything to the contrary in this Award Agreement, the Employee’s employment shall be deemed to have been terminated under this subsection (c) (and not under any other subsection of this Section 4) if (i) his employment is terminated without Cause at the direction of a person or entity who has entered into an agreement with the Corporation, the consummation of which will constitute a Change of Control, or (ii) if the Employee terminates his employment after an “Impending Change of Control” (as defined in the Executive Termination Agreement) for good reason that qualifies as an “involuntary termination” under Treas. Reg. Sect. 1.409A-1(n).

(d)	Change of Control with Employee to Remain CEO. If the Employee remains employed as CEO upon the effective date of a Change of Control, then this Award shall immediately vest on a pro-rata basis, and the number of vested Restricted Stock Units at that time shall equal 69,920 multiplied by a fraction, (i) the numerator which shall equal the number of fully completed months of service the Employee has provided to the Corporation since the Grant Date (counting December 2009 as a fully completed month of service) through the effective date of the Change of Control, and (ii) the denominator which shall equal sixty (60), with the product rounded up to the nearest whole Share.

(e)	Termination of Employment Following a Change of Control. If the Employee’s employment is terminated following a Change of Control as a result of an “involuntary termination” as defined under Treas. Reg. Sect. 1.409A (other than by the Corporation for Cause), then the remainder of this Award shall be immediately and fully vested. For avoidance of doubt, an “involuntary termination” for this purpose includes a termination of employment for “good reason” under the circumstances described in Treas. Reg. Sect. 1.409A-1(n)(2). If the Employee’s employment is terminated following a Change of Control as a result of death or Disability, then this Award shall immediately vest on a pro-rata basis, and the aggregate number of vested Restricted Stock Units (after application of Section 4(d) and this Section 4(e)) at that time shall equal 69,920 multiplied by a fraction, (i) the numerator which shall equal the number of fully completed months of service the Employee has provided to the Corporation since the Grant Date (counting December 2009 as a fully completed month of service) through the date of the Employee’s death or the date of Employee’s termination of employment for Disability, as the case may be, and (ii) the denominator which shall equal sixty (60), with the product rounded up to the nearest whole Share. Any Restricted Stock Units that remain unvested after application of this Section 4(e) shall be immediately forfeited.

5.	Dividends. The Employee shall have no right to receive any dividends on or before the date on which the Shares underlying the RSUs are delivered to the Employee pursuant to Section 6 below.

6.	Settlement. The Corporation shall deliver or cause to be delivered to the Employee or, if applicable, his or her legal guardian or legal representative, a certificate for the Stock (or other evidence of the delivery of such Stock) with respect to a Restricted Stock Unit as soon as practicable (but in no event later than twenty business days) after it first becomes vested hereunder. Notwithstanding the foregoing, in the event of a Change of Control, the Corporation (or its successor) shall deliver the form of consideration received by the Corporation’s stockholders in connection with a Change of Control in lieu of Stock subject to a contrary determination by the Committee under Section 15 of the Plan; provided, however, that settlement shall, in all events, be made not later than two and one-half months after the calendar year in which there is a Change of Control.

7.	Employee Rights. The Employee’s rights with respect to the Restricted Stock Units evidenced by this Award Agreement may not be sold, assigned, transferred, exchanged, pledged, hypothecated or otherwise encumbered, and any attempt to do so shall be null and void. This Award Agreement does not confer upon the Employee any right to continued employment by the Corporation or subsidiary, nor shall it interfere in any way with the right of the Corporation or a subsidiary to terminate the Employee’s employment at any time.

8.	Right to Recover Payments under this Award Agreement. Notwithstanding anything to the contrary in this Award Agreement, if it is determined by the Committee that any action or inaction by the Employee on and after the Grant Date constituted “misconduct” (as defined below), then the Corporation may recover all or any portion of the Shares delivered to the Employee under this Award Agreement, and the Employee agrees to return any such Shares (or the proceeds realized by the Employee upon an earlier disposition of the Shares) to the Corporation.

The Corporation may, in its sole discretion, affect any such recovery by obtaining repayment directly from the Employee, setting off the amount owed to it against any amount or award (except to the extent that doing so would violate Section 409A of the Code) or any combination thereof. “Misconduct” for purposes of this Section 8 means either (a) the Employee’s misappropriation or embezzlement of funds or property belonging to the Corporation or its subsidiaries, (b) the appropriation (or attempted appropriation) of a material business opportunity of the Corporation, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of the Corporation, or (c) the Employee’s engaging in activities that constitute a material breach or violation of any non-competition, non-solicitation or confidentiality obligation or the Employee Code of Conduct (including its Rules of Conduct) dated October 26, 2006, and as may be amended from time to time.

9.	Miscellaneous.

(a)	The Employee shall have no rights of a shareholder with respect to any Stock subject to the Restricted Stock Units until such time, if any, as such Stock is actually delivered. Shares delivered under this Award Agreement shall be subject to the Corporation’s insider trading policy (including but not limited to any blackout period), securities pre-clearance policy, stock ownership guidelines and any other restrictions that may be imposed from time to time on the Corporation’s directors and officers.

(b)	The Plan and this Award Agreement constitute the entire agreement between the Corporation and the Employee pertaining to the subject matter hereof, and supersede all prior or contemporaneous written or verbal agreements and understandings between the parties.

(c)	Except as provided in Section 10 below, this Award Agreement may be amended by the Corporation only through action of the Committee and the Employee.

(d)	The Committee has full authority and discretion, subject only to the express terms of the Plan and this Award Agreement, to decide all matters relating to the administration and interpretation of the Plan and this Award Agreement, and all determinations by the Committee shall be final, conclusive and binding upon the Corporation, and any subsidiary, the Employee and all interested parties.

(e)	The Employee shall make arrangements that are reasonably satisfactory to the Corporation so that it can meet its tax withholding obligations. The Employee may elect to satisfy, in whole or in part, minimum tax withholding with respect to any Restricted Stock Units that vest under this Award Agreement by having the Corporation withhold from the Shares he would otherwise be entitled to receive pursuant to such Restricted Stock Units a number of Shares having a Fair Market Value (determined as of the date of vesting) equal to such liability.

(f)	The number of Shares subject to this Award Agreement shall be subject to adjustment as provided in Section 11 of the Plan.

(g)	The Corporation shall make reasonable efforts to comply with all applicable federal and state securities laws applicable to the Plan and this Award; provided, however, that the Corporation shall not be obligated to deliver any Shares under this Award if the delivery thereof would result in a violation of any such law.

(h)	This Award Agreement shall be construed and enforced in accordance with, and governed by, the laws of the Commonwealth of Massachusetts.

(i)	Neither this Award nor any payment of Shares as described above shall be considered compensation for purposes of any employee benefit plan, agreement or arrangement sponsored, maintained by or contributed to by the Corporation or any of its subsidiaries.

(j)	The Plan, including the definition of terms, is incorporated in this Award Agreement by reference and made a part of it. In the event of any conflict among the provisions of the Plan document and this Award Agreement, the Plan document shall prevail. For avoidance of doubt, the vesting provisions set forth in this Award Agreement shall in all events apply and be deemed not to be in conflict with the Plan document.

10.	Section 409A of the Code. It is intended that the provisions of this Award Agreement shall be exempt from the requirements of Section 409A of the Code as a “short-term deferral” under Treas. Reg. Sect. 1.409A-1(b)(4), and all provisions of this Award Agreement shall be construed and interpreted in a manner consistent with this intention. The Corporation reserves the right to make amendments to this Award Agreement as the Corporation deems necessary or desirable to avoid the imposition of additional taxes and interest under Section 409A of the Code. In any case, the Employee shall be solely responsible and liable for the satisfaction of all additional taxes, interest and penalties that may be imposed on the Employee or for the Employee’s account in connection with this Award Agreement (including any additional taxes and interest under Section 409A of the Code), and neither the Corporation nor any of its subsidiaries shall have any obligation to indemnify or otherwise hold the Employee harmless from any or all of such taxes, interest and penalties.

IN WITNESS WHEREOF, the Corporation by one of its duly authorized officers has executed this Restricted Stock Unit Agreement as of the day and year first above written.

MILLIPORE CORPORATION

By:	/S/ MELVIN D. BOOTH
Melvin D. Booth Lead Director

By signing below, you agree to all of the terms and provisions of this Award Agreement and specifically acknowledge and agree that any vesting of the Restricted Stock Units and the payment of Shares covered by this Award Agreement shall be governed solely by the terms of this Award Agreement without regard to any similar vesting provisions contained in the Executive Termination Agreement, the Officer Severance Agreement or any other prior agreement, arrangement or understanding, written or oral, to the contrary.

EXECUTIVE

By:	/S/ MARTIN D. MADAUS
Martin D. Madaus